EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-121642 on Form S-8 of our report dated March 9, 2005, relating to the financial statements of Bill Barrett Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph for the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payments”), appearing in this Annual Report on Form 10-K of Bill Barrett Corporation for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Denver, Colorado
March 15, 2005